Exhibit 99.1

PRESS RELEASE

PLANTRONICS COMPLETES ACQUISITION OF ALTEC LANSING

FOR INFORMATION, CONTACT:
Investors:	Media:
Jon Alvarado	Dan Race
831.458.7533	831.458.7005
jon.alvarado@plantronics.com	dan.race@plantronics.com

SANTA CRUZ, Calif., August 18, 2005 - Plantronics, Inc. (NYSE: PLT) today announced it has completed the acquisition of Altec Lansing Technologies, Inc.

On July 11, 2005, Plantronics announced a definitive agreement to acquire Altec Lansing Technologies, Inc., a market leader in portable and powered audio systems. Altec Lansing designs, manufactures and markets a wide range of computer and home entertainment sound systems and a line of headsets and headphones, allowing Plantronics to provide a more complete product portfolio to its combined retail and OEM channels worldwide. The acquisition will enable Plantronics to combine its expertise in voice communication and Altec Lansing’s in music entertainment to meet the full audio needs of the consumer, in their personal and professional lives.

As a material inducement for certain employees of Altec Lansing to accept employment with Plantronics, the Board of Directors approved inducement grants of stock options in the aggregate amount of up to 140,000 shares and restricted stock in the aggregate amount of 5,000 shares that are outside of those approved under the Plantronics 2003 Stock Plan. These options and restricted stock awards will be made to approximately 23 Altec Lansing employees promptly after the closing.

About Plantronics
Plantronics introduced the first lightweight headset in 1962 and is recognized as the world leader in communications headsets. A Plantronics headset was used for Neil Armstrong's historic "One small step for man, one giant leap for mankind" transmission from the moon in 1969. A publicly held company headquartered in Santa Cruz, California, with more than 4,500 employees, Plantronics maintains offices in 20 countries. For more information go to www.plantronics.com or call (800) 544-4660.

About Altec Lansing Technologies, Inc.
Altec Lansing Technologies, Inc. has a rich legacy of blending art and science to stir the soul with high quality consumer and professional speaker systems. The market leader in portable and powered audio systems, Altec Lansing designs, manufactures and markets a wide range of computer and home entertainment sound systems and a line of headsets and headphones. Headquartered in Milford, PA, USA, Altec Lansing has offices in Austin, TX; Oklahoma City, OK; Luxembourg, and Hong Kong. The company employs approximately 1,350 people worldwide.

PLANTRONICS, INC. / 345 Encinal Street / P.O. Box 1802 / Santa Cruz, California 95061-1802
831-426-5858 / Fax 831-426-6098